EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated Macatawa Bank Corporation Employee Stock Purchase Plan of our reports dated March 16, 2007, with respect to the 2006 consolidated financial statements of Macatawa Bank Corporation, Macatawa management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the 2006 Annual Report on Form 10-K of Macatawa Bank Corporation.

/s/ Crowe Chizek and Company LLC CROWE CHIZEK AND COMPANY LLC

Grand Rapids, Michigan
March 16, 2007